Exhibit 10.1

Execution Version

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”) is made as of May 7, 2014, by and between Zalicus Inc., a Delaware corporation (“Phoenix”), and Epirus Biopharmaceuticals, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement and Plan of Merger and Reorganization, dated as of April 15, 2014 (as amended restated or otherwise modified from time to time, the “Merger Agreement”), by and among Phoenix, Merger Sub and the Company.

WITNESSETH

WHEREAS, pursuant to Section 10.2 of the Merger Agreement, the Merger Agreement may be amended Agreement may be amended with the approval of the respective Boards of Directors of the Company and Phoenix at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after the approval of the Merger or issuance of shares of Phoenix Common Stock in the Merger);

WHEREAS, pursuant to Section 10.2 of the Merger Agreement, the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Phoenix;

WHEREAS, the undersigned represent the parties necessary to amend the Merger Agreement; and

WHEREAS, Phoenix and the Company desire to amend certain provisions of the Merger Agreement to, among other things, clarify the terms of the Option Plan Amendment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, the parties hereto, intending to be legally bound, agree as follows:

1. Amendment of First Sentence of Recital F of the Merger Agreement. Pursuant to Section 10.2 of the Merger Agreement, the first sentence of Recital F of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“Concurrently with the execution of this Agreement, and as an inducement to Phoenix, Merger Sub and the Company to enter into this Agreement, certain stockholders of Phoenix and the Company listed on Schedule I hereto have entered into voting agreements, dated as of the date hereof, in the forms attached hereto as Exhibit B (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which such stockholders have agreed, subject to the terms thereof, to vote or cause to be voted all of the shares of capital stock of the Company or Phoenix, as the case may be, held of record or beneficially owned by such stockholder in favor of the adoption and approval of this Agreement in the case of stockholders of the Company, and in favor of the approval of the Phoenix Stockholder Proposals and the Option Plan Amendment in the case of stockholders of Phoenix.”

2. Amendment of Third Sentence of Section 3.3 of the Merger Agreement. Pursuant to Section 10.2 of the Merger Agreement, the third sentence of Section 3.3 of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“The Board of Directors of Phoenix has recommended that the stockholders of Phoenix approve the Phoenix Stockholder Proposals and the Option Plan Amendment at the Phoenix Stockholder Meeting.”

3. Amendment of Section 3.24 of the Merger Agreement. Pursuant to Section 10.2 of the Merger Agreement, Section 3.24 of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“The affirmative vote of (i) the holders of a majority of the shares of Phoenix Common Stock having voting power representing a majority of the outstanding Common Stock and (ii) the holders of a majority of the votes properly cast at the Phoenix Stockholder Meeting are the only votes of the holders of any class or series of Phoenix’s capital stock necessary to approve the Phoenix Stockholder Proposals and the Option Plan Amendment (the “Phoenix Stockholder Approval”).”

4. Amendment of Section 5.2(b) of the Merger Agreement. Pursuant to Section 10.2 of the Merger Agreement, Section 5.2(b) of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“(i) Phoenix shall take all action necessary in accordance with applicable Laws and the Phoenix Charter and Phoenix Bylaws to call, give notice of, convene and hold a meeting of the Phoenix Stockholders (the “Phoenix Stockholder Meeting”) to consider and vote on proposals to approve (A) the issuance of the shares of Phoenix Common Stock by virtue of the Merger, (B) Amendment No. 1 to the Phoenix Charter, (C) Amendment No. 2 to the Phoenix Charter (collectively, clauses (A), (B) and (C) are referred to herein as the “Phoenix Stockholder Proposals”) and (D) the Option Plan Amendment. The Phoenix Stockholder Meeting shall be held (on a date selected by Phoenix in consultation with the Company) not later than forty-five (45) days after effective date of the Registration Statement. If on the scheduled date of the Phoenix Stockholder meeting Phoenix has not obtained the Phoenix Stockholder Approvals, Phoenix shall have the right to adjourn or postpone the Phoenix Stockholder Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days from the original date that the Phoenix Stockholder Meeting was scheduled for the approval of the Phoenix Stockholder Proposals and the Option Plan Amendment.

(ii) Subject to the provisions of Section 4.5 hereof, the Board of Directors of Phoenix shall recommend that the Phoenix Stockholders approve the Phoenix Stockholder Proposals (the “Phoenix Recommendation”) and the Option Plan Amendment and Phoenix shall include such Phoenix Recommendation in the Proxy Statement.”

5. Amendment of Second Sentence of Section 5.2(c) of the Merger Agreement. Pursuant to Section 10.2 of the Merger Agreement, the second sentence of Section 5.2(c) of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“Subject to the provisions of Section 4.5 hereof, Phoenix shall use its reasonable best efforts to solicit from the Phoenix Stockholders proxies in favor of the Phoenix Stockholder Proposals and the Option Plan Amendment and shall take all other action necessary or advisable to secure the Phoenix Stockholder Approvals.”

6. Amendment of Section 5.11(a) of the Merger Agreement. Pursuant to Section 10.2 of the Merger Agreement, Section 5.11(a) of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“(a) Prior to the Effective Time, the size of the Board of Directors of Phoenix shall be fixed at eight (8) directors, and Phoenix shall use its reasonable best efforts to obtain the resignations of all of the directors of Phoenix then in office (other than Mark H.N. Corrigan, M.D.), if necessary, such that, as of the Effective Time, at least six (6) vacancies will exist on the Board of Directors of Phoenix; provided, that if there are more than six (6) vacancies on the Board of Directors of Phoenix as of immediately prior to the Effective Time, whether as a result of the resignation, retirement or inability to serve of a current director of Phoenix or otherwise, Phoenix shall have the right to designate another individual or individuals, as the case may be, to fill such excess vacancy or vacancies (but in no event shall the number of directors of Phoenix in office as of immediately prior to the Effective Time and the individuals designated by Phoenix to fill vacancies constitute more than fifty percent (50%) of the entire Board of Directors of Phoenix), which, other than with respect to the appointment of Mark H.N. Corrigan, M.D., shall be subject to Company’s consent, which shall not be unreasonably withheld or delayed. Effective immediately following the Effective Time, Phoenix shall cause each of Geoffrey Duyk, Scott Rocklage, Amit Munshi, Kevin Buchi, Daotian Fu and two Additional Designees (collectively, the “Company Nominees”) to be appointed to the Board of Directors of Phoenix, shall cause all of the directors to be placed into classes and designated to certain committees, and shall cause Mark H.N. Corrigan, M.D. to be designated as the Chairman of the Board of Directors of Phoenix; provided that (i) if any Company Nominee is unable or otherwise fails to serve, for any reason, as a director of Phoenix immediately following the Effective Time, Company shall have the right to designate another individual to serve as a director of Phoenix in place of such Company Nominee, subject to Phoenix’s consent, which shall not be unreasonably withheld or delayed, and (ii) if the size of the Board of Directors of Phoenix is greater than eight (8) directors as a result of the first proviso in the first sentence of this Section 5.11(a), Company shall have the right to designate additional individuals to serve as directors of Phoenix, subject to Phoenix’s consent, which shall not be unreasonably withheld or delayed, such that the total number of Company Nominees is equal to the total number of directors of Phoenix then in office who have not resigned as of the Effective Time. Each such Company Nominee and each member of the Board of Directors of Phoenix at the Effective Time shall (i) meet the criteria provided in Phoenix’s Corporate Governance Guidelines, as in effect on the date hereof, and (ii) execute an acknowledgement stating that he or she will be subject to Phoenix’s Statement of Company Policy on Insider Trading and Disclosure and Insider Trading Procedures and Phoenix’s Corporate Code of Ethics and Conduct, in each case, as in effect on the date hereof with any subsequent amendments to which Company may consent, which consent shall not be unreasonably withheld or delayed.”

7. Amendment of Definition of “Option Plan Amendment” on Exhibit A to the Merger Agreement. Pursuant to Section 10.2 of the Merger Agreement, the definition of “Option Plan Amendment” on Exhibit A to the Merger Agreement shall be amended and restated in its entirety to read as follows:

““Option Plan Amendment” means an amendment to the Phoenix Amended and Restated 2004 Incentive Plan to increase the number of shares that may be issued pursuant to such plan by 3,000,000, after giving effect to the Reverse Stock Split (subject to appropriate adjustment in the event of any stock dividend, stock split or other similar event affecting the Phoenix Common Stock).”

8. Merger Agreement. By execution of this Amendment, the parties hereby agree that the provisions set forth in the Merger Agreement are hereby amended as set forth herein. The Merger Agreement, as amended by this Amendment, contains the entire agreement among the parties with respect to the subject matter thereof and hereof and shall be read and construed together as a single agreement; provided, however, that the Confidentiality Agreement (as such term is used and defined in the Merger Agreement) shall not be superseded and shall remain in full force and effect in accordance with its terms. Except to the extent amended hereby, all of the terms, provisions and conditions of the Merger Agreement are hereby ratified and confirmed and shall remain in full force and effect as of the date specified therein.

9. Applicable Law; Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or proceeding between any of the parties arising out of or relating to this Amendment, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 9, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of the Merger Agreement.

10. Headings. The bold-faced headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

11. Severability. Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Amendment or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Amendment is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Amendment shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

12. Counterparts; Exchanges by Facsimile. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via “.pdf’ shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Agreement and Plan of Merger and Reorganization as of the date first written above.

ZALICUS INC.

By:	/s/ Mark H.N. Corrigan
Name:	Mark H.N. Corrigan
Title:	President and Chief Executive Officer

EPIRUS BIOPHARMACEUTICALS, INC.

By:	/s/ Amit Munshi
Name:	Amit Munshi
Title:	President and Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger and Reorganization